2005 Annual Results
Analyst & Investor Conference Call
Dr. Wulf Bernotat, CEO

March 9, 2006

E.ON Group – Strong earnings performance since 2001

Adjusted EBIT1  in million €
2001
2002
2003
2004
3,352
4,258
5,707
7,333
2005
6,787
1) Non-GAAP financial measure; reconciliation to consolidated net income see Annual Report, p. 37
•
 Adjusted EBIT increase by approximately 120% since 2001

0%
2%
4%
6%
8%
10%
12%
2001
2002
2003
2004
9.6%
9.2%
9.9%
11.5%
ROCE
Cost of Capital
2005
12.1%
E.ON Group - Profitable growth through focus on
performance improvement
E.ON Performance development

Operational improvement in the energy business –
A continuing group-wide process to create further value
in million €
In addition to the successful operational improvement program in the past, within only four years
(2003 – 2006) E.ON will realize another 1 billion € in its core business energy
•
Operational improvement of 1bn€ 1
Operational excellence (e.g.
best practice transfer in
generation, trading and
retail, interface optimization
in overhead)
-
through:
-
Integration synergies (e.g.
-
Further cost savings (e.g.
procurement savings,
contract re-negotiations)
TXU, E.ON Ruhrgas)
•
One off costs of 430m €3 over 3
years to achieve operational
improvement
1993 - 2002
2003 – 2005
Energy
ON.TOP operational improvement
program of 1 billion €
(2003 – 2006)
until 2006
2,510
893
1 billion €
1)
 Equivalent U.S.-GAAP target: Net income of 650m €
2) Non-GAAP financial measure; cost reductions led to a
roughly
530m € increase in consolidated net income (after taxes
and minority interests)
3) Equivalent U.S.-GAAP target: Net income of 280m €
Realized 893m €2 until
Dec. 31, 2005

30.04.2003 = 100
310
280
250
220
190
160
130
100
70
Apr. 03
Jul. 03
Okt. 03
Jan. 04
Apr. 04
Jun. 04
Sep. 04
Dez. 04
Mrz. 05
Mai. 05
Aug. 05
Nov. 05
Feb. 06
EON
DAX
EURO STOXX 50
STOXX Utilities Performance Index

Value creation for shareholders
Total shareholders return since May 1, 2003
                   +146.3%                             Euro Stoxx 50 performance index       +75.6%

E.ON performance*

Dax performance*           + 99.5%                              Stoxx utilities performance index               +123.0%
  *incl. dividends

Dividend per share
Since 2000 double-digit growth rate on average
1)
Excluding the special dividend of 4.25 € per share from the divestment of the Degussa stake
2)
Proposal subject to the approval at the AGM
1.35 €
1.60 €
1.75 €
2.00 €
+18.5%
+9.4%
+14.3%
2.35 €
+17.5%
2.75 € 1, 2
+17%
E.ON Group – Dividend increase of 104% since 2000

Net income
- Income taxes on „non-operating income“
- „Non-operating income“
- Income from discontinued operations, net
- Cumulative effect of changes in accounting principles, net
Net Income for payout calculation
Dividend payout ratio
Proposed dividend payout
Calculation of dividend payout ratio
 in million €
7,407
-902
197
-3,035
7
3,674
1,812
49%
2005
4,339
-599
-144
-312
-
3,284
1,549
47%
2004
•
Commitment to achieving a payout ratio of between 50% and 60% of net income excluding exceptional items by 2007

Europe1
•
327 TWh power generation
•
515 TWh power sales
•
931 TWh gas sales
•
41 million customers2
Diversified earnings3
Global scale
1) 2005 figures
2) Majority controlled customers
3) Adjusted EBITDA for E.ON; EBITDA for Endesa
4) Generation mix (TWh) as of 2004
Sources: Endesa presentations and reports; E.ON
Endesa
E.ON
The Americas1
•
94 TWh
power
generation
•
93 TWh power
sales
•
13 million
customers
Central
Europe
Iberia
UK
Nordic
European
Gas
US
America
   Latin
Italy /
  France
EBITDA
Coal
Nuclear
Gas/
Oil
Hydro
Other
TWh
Diversified generation4
The combination of E.ON and Endesa creates the
world’s leading power and gas company

Our vision:
“E.ON - the world´s leading power and gas company“

This presentation does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval. Endesa investors and security holders are urged to read the tender offer prospectus from E.ON regarding the proposed tender offer for Endesa when it becomes available, because it will contain important information. The tender offer prospectus and certain complementary documentation will be filed in Spain with the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Likewise, a tender offer statement, which will incorporate the prospectus by reference, will be filed in the United States with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders may obtain a free copy of the tender offer prospectus (when it is available) and its complementary documentation in the central offices of E.ON, Endesa, the four Spanish Stock Exchanges, and Santander Investment Bolsa SV SA. The prospectus will also be available on the websites of the CNMV (www.cnmv.es) and E.ON (www.eon.com). Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement (when it is available) and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The tender offer statement and these other documents may also be obtained for free from E.ON, when they become available, by directing a request to E.ON AG, External Communications, phone +49-211-4579-453.
This presentation may contain forward-looking statements based on current assumptions and forecasts made by E.ON Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in our public reports filed with the Frankfurt Stock Exchange and with the U.S.
Securities and Exchange Commission (including our Annual Report on Form 20-F). The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.
E.ON prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). This presentation may contain references to certain financial measures (including forward looking measures) that are not calculated in accordance with U.S. GAAP and are therefore considered “Non-GAAP financial measures” within the meaning of the U.S. federal securities laws. E.ON presents a reconciliation of these Non-GAAP financial Measures to the most comparable US-GAAP measure or target, either in this presentation or on the website under www.eon.com. Management believes that the Non-GAAP financial measures used by E.ON, when considered in conjunction with (but not in lieu of) other measures that are computed in U.S. GAAP, enhance an understanding of E.ON’s results of operations. A number of these Non-GAAP financial measures are also commonly used by securities analysts, credit rating agencies and investors to evaluate and compare the periodic and future operating performance and value of E.ON and other companies with which E.ON competes. These Non-GAAP financial measures should not be considered in isolation as a measure of E.ON’s profitability or liquidity, and should be considered in addition to, rather than as a substitute for, net income, cash provided by operating activities and the other income or cash flow data prepared in accordance with U.S. GAAP. The Non-GAAP financial measures used by E.ON may differ from, and not be comparable to, similarly-titled measures used by other companies.